As filed with the Securities and Exchange Commission on October 5, 2018

Securities Act File No. 333-225152

Investment Company Act File No. 811-22472

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM N-2

(check appropriate box or boxes)

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933	[ ]
Pre-Effective Amendment No.	[ ]
Post-Effective Amendment No. 2	[X]
and/or
REGISTRATION STATEMENT UNDER THE INVESTMENT COMPANY ACT OF 1940	[X]
Amendment No. 13	[X]

RIVERNORTH OPPORTUNITIES FUND, INC.
(Exact name of registrant as specified in charter)

1290 Broadway, Suite 1100

Denver, Colorado 80203

(Address of principal executive offices)

(303) 623-2577

(Registrant’s Telephone Number)

Christopher Moore

RiverNorth Opportunities Fund, Inc.

1290 Broadway, Suite 1100

Denver, Colorado 80203

(Names and addresses of agents for service)

  Copies to:

Allison M. Fumai

Stuart M. Strauss

Dechert LLP

1095 Avenue of the Americas

New York, NY 10036

Approximate Date of Proposed Public Offering: As soon as practicable after the effective date of this Registration Statement.

If any securities being registered on this form will be offered on a delayed or continuous basis in reliance on Rule 415 under the Securities Act of 1933, other than securities offered in connection with a dividend reinvestment plan, check the following box. [X]

EXPLANATORY NOTE

This Post-Effective Amendment No. 2 to the Registration Statement on Form N-2 (File Nos. 333-225152 and 811-22472) of the RiverNorth Opportunities Fund, Inc. (as amended, the “Registration Statement”) is being filed pursuant to Rule 462(d) under the Securities Act of 1933, as amended (the “Securities Act”), solely for the purpose of filing Exhibist (d)(1), (d)(2), (k)(5) and (k)(6) to the Registration Statement. No changes have been made to Part A, B or Part C of the Registration Statement, other than Item 25 (2) of Part C as set forth below. Accordingly, this Post-Effective Amendment No. 2 consists only of the facing page, this explanatory note and Item 25 (2) of the Registration Statement setting forth the exhibits to the Registration Statement. Pursuant to Rule 462(d) under the Securities Act, this Post-Effective Amendment No. 2 shall become effective immediately upon filing with the Securities and Exchange Commission. The contents of the Registration Statement are hereby incorporated by reference.

PART C — OTHER INFORMATION

Item 25: Financial Statements and Exhibits

2.	Exhibits:

	a.	Articles of Amendment and Restatement.*
	b.	Bylaws, as amended July 16, 2018. *****
	c.	Not applicable.
	d.1	Form of Rights Subscription Certificate for Rights Offering, filed herewith.
	d.2	Form of Notice of Guaranteed Delivery for Rights Offering, filed herewith.
	e.	Form of Dividend Reinvestment and Cash Purchase Plan.*
	f.	Not applicable.
	g.1	Form of Investment Advisory Agreement. *****
	g.2	Form of Subadvisory Agreement. *****
	h.1.	Form of Sales Agreement******
	i.	Not applicable.
	j.1	Form of Custodian Agreement.*
	j.2	Special Custody Agreement.**
	k.1	Administrative, Bookkeeping and Pricing Services Agreement.*
	k.2	Transfer Agency, Registrar and Dividend Disbursing Agency Agreement.*
	k.3	Credit Agreement.***
	k.4	Security Agreement.***
	k.5	Form of Subscription Agent Agreement, filed herewith.
	k.6	Form of Information Agent Agreement, filed herewith.
	k.7	Form of Amendment No. 1 to Credit Agreement. *****.
	k.8	Amendment to Administrative Bookkeeping and Pricing Services Agreement. *****
	l.	Opinion of Morrison & Foerster LLP. *****.
	m.	Not applicable.
	n.	Consent of Independent Registered Public Accounting Firm. *****.
	o.	Not applicable.
	p.	Initial Subscription Agreement.*
	q.	Not applicable.
	r.1	Code of Ethics of the Fund.**
	r.2	Code of Ethics of the Investment Manager. *****

r.3	Code of Ethics of the Subadviser. *****
s.	Powers of Attorney.****
z.1	Form of Prospectus Supplement for “At The Market Offering.” *****
z.2	Form of Prospectus Supplement for Rights Offering. *****

*	Incorporated by reference from the Registration Statement on Form N-2/A, File no. 333-169317 and 811-22472, as filed with the Securities and Exchange Commission on November 25, 2015.
**	Incorporated by reference from the Registration Statement on Form N-2, File no. 333-220156 and 811-22472, as filed with the Securities and Exchange Commission on August 24, 2017.
***	Incorporated by reference from the Registration Statement on Form N-2/A, File no. 333-220156 and 811-22472, as filed with the Securities and Exchange Commission on October 3, 2017.
****	Incorporated by reference from the Registration Statement on Form N-2, File no. 333-225152 and 811-22472, as filed with the Securities and Exchange Commission on May 23, 2018.
*****	Incorporated by reference from the Registration Statement on Form N-2/A, File no. 333-225152 and 811-22472, as filed with the Securities and Exchange Commission on July 24, 2018.
******	Incorporated by reference from the Registration Statement on Form N-2/A, File no. 333-225152 and 811-22472, as filed with the Securities and Exchange Commission on August 31, 2018.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, and the Investment Company Act of 1940, as amended, the Registrant, has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Denver and the state of Colorado, on the 4th day of October, 2018.

RIVERNORTH OPPORTUNITIES FUND, INC.

By	/s/ Jeremy O. May
Jeremy O. May, President

Pursuant to the requirements of the Securities Act of 1933, this amendment to the Registration Statement has been signed below by the following persons in the capacities and on the date indicated.

/s/ Jeremy O. May	Director, President (Principal Executive Officer)	October 4, 2018
Jeremy O. May

/s/ Katie Burns	Treasurer and Chief Accounting Officer (Principal Financial Officer)	October 4, 2018
Katie Burns

*	Director	October 4, 2018
John K. Carter

*	Director	October 4, 2018
Patrick W. Galley

*	Director	October 4, 2018
J. Wayne Hutchens

*	Director, Chairman	October 4, 2018
John S. Oakes

*	Director	October 4, 2018
David M. Swanson

* By:	/s/ Christopher A. Moore
Name: Christopher A. Moore
Title: Secretary and Attorney in Fact
Date: October 4, 2018

Exhibit Index

Exhibit Number	Description
d.1	Form of Rights Subscription Certificate for Rights Offering
d.2	Form of Notice of Guaranteed Delivery for Rights Offering
k.5	Form of Subscription Agent Agreement
k.6	Form of Information Agent Agreement